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FOR IMMEDIATE RELEASE

For further information contact:

Russell J. Iorio
Director of Investor Communications
(972) 633-4042


                HEARTLAND ANNOUNCES SENIOR MANAGEMENT DEPARTURES

Dallas, Texas - March 17, 1997 - Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART) today announced that John R. Bailey, Randy R. Hendrix and Robert R. Story have left the Company as part of a management and operational restructuring. Mr. Bailey was formerly Senior Vice President - Finance, Chief Financial Officer, Treasurer and Assistant Secretary; Mr. Hendrix was formerly Senior Vice President - Marketing and Mr. Story was formerly Senior Vice President - Operations. John A. Fanning, interim President and Chief Executive Officer of Heartland, will assume the duties of Mr. Bailey until a replacement is named. Other members of Heartland's management team will assume the duties of Mr. Hendrix and Mr. Story.

Mr. Fanning commented on the departures by stating, "These moves are consistent with our plan to restructure the Company in order to improve cash flow and profitability. These three individuals were instrumental in the development of Heartland and the Company wishes them the best."

Heartland will release preliminary fourth quarter and year ended December 31, 1996 results at 4:00 P.M. (EST) on March 20, 1997. In conjunction with the release, management will hold a conference call to discuss the results which is scheduled to begin at 5:00 P.M. (EST). Investors can participate by calling
(800) 788-9726, pass code 3982#. A rebroadcast of the conference call will be available for 24 hours beginning at 7:00 P.M. (EST). To listen to the recording, call (800) 788-9726, pass code 4049#.

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Pro-forma for previously disclosed acquisitions and divestitures, Heartland
Wireless Communications, Inc. currently holds wireless cable channel rights in 95 small to mid-size markets located in the central United States, representing approximately 10.3 million households, approximately 9.2 million of which can be served by line-of-sight transmissions. Furthermore, Heartland estimates that within these markets approximately 3.7 million households are currently unpassed by traditional hard-wire cable systems. In addition, Heartland owns a 21% equity interest in Wireless One, Inc. (Nasdaq NMS--WIRL) and owns a 37% pro-forma equity interest in CS Wireless Systems, Inc.

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